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Exhibit 99.2

CONTACTS:
Shelly Doran	317.685.7330	Investors
Les Morris	317.263.7711	Media

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP REPORTS FIRST QUARTER RESULTS
AND ANNOUNCES QUARTERLY DIVIDEND

        Indianapolis, Indiana—April 30, 2010...Simon Property Group, Inc. (the "Company" or "Simon") (NYSE:SPG) today announced results for the quarter ended March 31, 2010.

  •
  Funds from Operations ("FFO") as adjusted was $491.2 million, or $1.41 per diluted share. FFO as adjusted excludes the impact of a debt related charge. The Company recorded a loss on extinguishment of debt of $165.6 million, or $0.47 per diluted share, during the first quarter related to the successful January tender of $2.2 billion of SPG unsecured debt. FFO after this extinguishment charge was $325.6 million, or $0.94 per diluted share.

  •
  Net income attributable to common stockholders as adjusted was $147.2 million, or $0.51 per diluted share. Net income attributable to common stockholders as adjusted excludes the impact of the debt related charge. Common stockholders' share of the loss on extinguishment of debt recorded during the period was $137.8 million, or $0.48 per diluted share, resulting in net income attributable to common stockholders of $9.4 million, or $0.03 per diluted share.

        "The year is off to a positive start for the Company," said David Simon, Chairman and Chief Executive Officer. "We continue to lead our peer group in comparable property net operating income growth, generating 2.5% growth in the first quarter of 2010. We also saw a healthy acceleration of sales growth in our portfolio as tenants reported a 6.6% increase in sales during the first quarter of 2010 as compared to the first quarter of 2009."

U.S. Operational Statistics(1)

	As of March 31, 2010	As of March 31, 2009	As of December 31, 2009
Occupancy(2)	92.2%	92.1%	93.4%
Comparable Sales per Sq. Ft.(3)	$467	$467	$452
Average Rent per Sq. Ft.(2)	$38.72	$37.51	$38.47

(1)
Combined information for the U.S. regional malls and Premium Outlets. Does not include information for community/lifestyle centers, properties owned by SPG-FCM (the Mills portfolio) or international properties

(2)
Represents mall stores in regional malls and all owned gross leasable area in Premium Outlets

(3)
Rolling 12 month comparable sales per square foot for mall stores less than 10,000 square feet in regional malls and all owned gross leasable area in Premium Outlets

Dividends

        Today the Company announced that the Board of Directors approved the declaration of a quarterly common stock dividend of $0.60 per share payable in cash. This dividend is payable on May 28, 2010 to stockholders of record on May 14, 2010.

        The Company also declared the quarterly dividend on its 8 3/8% Series J Cumulative Redeemable Preferred (NYSE:SPGPrJ) Stock of $1.046875 per share, payable on June 30, 2010 to stockholders of record on June 16, 2010.

Capital Markets

        During the first quarter of 2010, the following capital market activities were completed:

  •
  On January 12th, the Company launched an any and all cash tender offer for outstanding notes of its operating partnership subsidiary, Simon Property Group, L.P., or SPGLP, maturing in 2011, 2012 and the first quarter of 2013, which expired on January 20th. On the following day, the Company announced that approximately $2.285 billion of notes were tendered and accepted for purchase. These notes had a weighted average remaining duration of 2.0 years and a weighted average coupon of 5.76%. A $165.6 million charge to earnings and FFO was recorded in January of 2010 in connection with this transaction.

  •
  On January 19th, the Company announced the sale by SPGLP of $2.25 billion of senior unsecured notes in an underwritten public offering. Net proceeds from the offering were used to fund SPGLP's purchase of senior unsecured notes tendered in the tender offer launched on January 12th. The notes offering received exceptionally strong interest with book orders totaling $10 billion. The notes offering consisted of:

  –>
  $400 million of 4.20% notes due 2015; priced at 99.78% of the principal amount to yield 4.25% to maturity

  –>
  $1.25 billion of 5.65% notes due 2020; priced at 99.62% of the principal amount to yield 5.70% to maturity

  –>
  $600 million of 6.75% notes due 2040; priced at 99.44% of the principal amount to yield 6.79% to maturity

    The weighted average duration of the notes offering is 14.4 years and the weighted average coupon is 5.69%.

        On March 17, 2010, the Company announced that it would redeem all of the outstanding shares of its Series I 6% Convertible Perpetual Preferred Stock, or Series I Preferred Stock, and the SPGLP 6% Series I Convertible Perpetual Preferred Units, or Series I Preferred Units, on April 16, 2010. The redemption price was equal to the liquidation value per share plus accumulated and unpaid dividends through the redemption date or $50.4917 per share or unit. Holders had the right to convert their Series I Preferred Stock into the Company's common shares or Series I Preferred Units into units of SPGLP at a conversion ratio of 0.847495 through April 14, 2010.

        As of April 14, 2010, substantially all of the holders of Series I Preferred Stock converted 7,871,276 shares of Series I Preferred Stock into 6,670,589 common shares, and all of the holders of Series I Preferred Units converted 1,017,480 preferred units into 862,292 common units. On April 16, 2010, the Company redeemed the remaining 219,879 shares of preferred stock for $11.1 million in cash.

        During the first quarter, the Company paid off $300 million of senior unsecured notes that matured on March 18, 2010, and unencumbered University Park Mall in Mishawaka, Indiana and Mall of Georgia in Buford, Georgia by paying off $282 million of mortgages at maturity.

        The Company's unsecured corporate credit facility provided an initial revolving borrowing capacity of $3.565 billion, with an accordion feature allowing borrowing capacity to increase to as much as $4.0 billion. Five banks have been added to the facility for an additional $280 million, increasing total borrowing capacity to $3.845 billion.

        As of March 31, 2010, the Company had approximately $3.6 billion of cash on hand, including its share of joint venture cash, and an additional $3.2 billion of available capacity on SPGLP's corporate credit facility.

Development Activity

        Four projects opened during the first quarter of 2010:

  •
  A 600,000 square foot Phase II expansion of The Domain in Austin, Texas. The expansion includes Dillard's, Gold Class Cinemas, Dick's Sporting Goods (opened October 16, 2009), 136,000 square feet of small shops and restaurants, and 78,000 square feet of office space fully leased to Hanger Orthopedic for their corporate headquarters. The Company owns 100% of this project, which opened on February 22nd.

  •
  Addition of Nordstrom, Target and 138,000 square feet of small shops at South Shore Plaza in Braintree (Boston), Massachusetts. Nordstrom and the small shops opened on March 26th, and Target is scheduled to open in October of 2010. The center is 100% owned by the Company.

  •
  Argine (Naples, Italy). A 300,000 square foot shopping center anchored by Auchan opened on March 2nd. Simon owns a 24% interest in this project.

  •
  Catania (Sicily, Italy). A 642,000 square foot shopping center anchored by Auchan opened on March 25th. Simon owns a 24% interest in this project.

        The Company started construction on the following projects during the quarter:

  •
  A 116,000 square foot expansion of Houston Premium Outlets in Cypress (Houston), Texas. The expansion will be anchored by Saks Fifth Avenue Off 5th and is scheduled to be completed in November of 2010. The Company owns 100% of this project.

  •
  Paju Premium Outlets, a new 328,000 square foot upscale outlet center with approximately 160 shops, located north of Seoul, South Korea. This will be the Company's second Premium Outlet Center in South Korea. The center is expected to open in April of 2011. Simon owns a 50% interest in this project.

  •
  A 62,000 square foot expansion of Toki Premium Outlets in Toki, Japan, expected to open in July of 2010. Simon owns a 40% interest in this project.

  •
  A 54,000 square foot expansion of Tosu Premium Outlets in Fukuoka, Japan, expected to open in July of 2011. Simon owns a 40% interest in this project.

2010 Guidance

        Today the Company increased the low-end of the guidance for 2010 provided on February 5, 2010, estimating that FFO as adjusted will be within a range of $5.77 to $5.87 per diluted share for the year ending December 31, 2010, and diluted net income will be within a range of $1.75 to $1.85 per share. FFO as adjusted excludes the impact of a $165.6 million loss on extinguishment of debt ($0.47 per diluted share) in the first quarter related to SPGLP's January tender offer. After giving effect to this charge, the Company expects 2010 FFO per diluted share to be within a range of $5.30 to $5.40.

        This guidance is a forward-looking statement and is subject to the risks and other factors described elsewhere in this release.

        The following table provides the reconciliation of the range of estimated diluted net income available to common stockholders per share to estimated diluted FFO per share and estimated diluted FFO per share to estimated diluted FFO as adjusted per share.

	For the year ending December 31, 2010
	Low End	High End
Estimated diluted net income available to common stockholders per share	$1.75	$1.85
Depreciation and amortization including the Company's share of joint ventures	3.57	3.57
Impact of additional dilutive securities	(0.02)	(0.02)

Estimated diluted FFO per share	$5.30	$5.40
Charge in connection with January 2010 tender offer	0.47	0.47

Estimated diluted FFO as adjusted per share	$5.77	$5.87

        This guidance assumes completion of the acquisition of all of the outlet shopping center business of Prime Outlets Acquisition Company and certain of its affiliated entities in the second quarter of 2010, and excludes gains and losses from asset sales.

Conference Call

        The Company will provide an online simulcast of its quarterly conference call at www.simon.com (Investors tab), www.earnings.com, and www.streetevents.com. To listen to the live call, please go to any of these websites at least fifteen minutes prior to the call to register, download and install any necessary audio software. The call will begin at 11:00 a.m. Eastern Time (New York time) today, April 30, 2010. An online replay will be available for approximately 90 days at www.simon.com, www.earnings.com, and www.streetevents.com. A fully searchable podcast of the conference call will also be available at www.REITcafe.com.

Supplemental Materials and Financial Statements

        The Company will publish a supplemental information package which will be available at www.simon.com in the Investors section, Financial Information tab. It will also be furnished to the SEC as part of a current report on Form 8-K. If you wish to receive a copy via mail or email, please call 800-461-3439.

        We routinely post important information for investors on our website, www.simon.com, in the "Investors" section. We intend to use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Non-GAAP Financial Measures

        This press release includes operating performance measures that are not recognized by or have been adjusted from financial performance measures defined by accounting principles generally accepted in the United States ("GAAP"). Funds from operations ("FFO") is a key non-GAAP measure of the Company's operating performance. Unless the text of the press release expressly discloses the adjust- ments made to a GAAP measure resulting in a non-GAAP measure, reconciliations of these non-GAAP measures to the most directly comparable GAAP measures are included in this press release.

Forward-Looking Statements

        Certain statements made in this press release may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that our expectations will be attained, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks, uncertainties and other factors. Such factors include, but are not limited to: the Company's ability to meet debt service requirements, the availability and terms of financing, changes in the Company's credit rating, changes in market rates of interest and foreign exchange rates for foreign currencies, changes in value of investments in foreign entities, the ability to hedge interest rate risk, risks associated with the acquisition, development, expansion, leasing and management of properties, general risks related to retail real estate, the liquidity of real estate investments, environ-mental liabilities, international, national, regional and local economic climates, changes in market rental rates, trends in the retail industry, relationships with anchor tenants, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, risks relating to joint venture properties, costs of common area maintenance, competitive market forces, risks related to international activities, insurance costs and coverage, terrorist activities, changes in economic and market conditions and maintenance of our status as a real estate investment trust. The Company discusses these and other risks and uncertainties under the heading "Risk Factors" in its annual and quarterly periodic reports filed with the SEC. The Company may update that discussion in its periodic reports, but otherwise the Company undertakes no duty or obligation to update or revise these forward-looking statements, whether as a result of new information, future developments, or otherwise.

About Simon

        Simon Property Group, Inc. is an S&P 500 company and the largest real estate company in the U.S. The Company currently owns or has an interest in 381 retail real estate properties comprising 261 million square feet of gross leasable area in North America, Europe and Asia. Simon Property Group is headquartered in Indianapolis, Indiana and employs more than 5,000 people worldwide. The Company's common stock is publicly traded on the NYSE under the symbol SPG. For further information, visit the Simon Property Group website at www.simon.com.

SIMON
Consolidated Statements of Operations
Unaudited
(In thousands)

For the Three Months Ended March 31,
2010	2009
REVENUE:
Minimum rent	$571,610	$571,414
Overage rent	13,211	12,500
Tenant reimbursements	255,928	258,762
Management fees and other revenues	28,568	30,651
Other income	55,754	45,165

Total revenue	925,071	918,492
EXPENSES:
Property operating	98,768	106,147
Depreciation and amortization	228,909	256,337
Real estate taxes	89,729	88,243
Repairs and maintenance	23,745	22,588
Advertising and promotion	18,836	18,506
(Recovery of) provision for credit losses	(3,451)	13,015
Home and regional office costs	17,315	26,163
General and administrative	5,112	4,048
Transaction expenses	3,700	(A)	—
Other	15,492	19,229

Total operating expenses	498,155	554,276

OPERATING INCOME	426,916	364,216
Interest expense	(263,959)	(226,036)
Loss on extinguishment of debt	(165,625)	—
Income tax (expense) benefit of taxable REIT subsidiaries	(202)	2,523
Income from unconsolidated entities	17,582	5,545
Gain on sale or disposal of assets	6,042	—

CONSOLIDATED NET INCOME	20,754	146,248
Net income attributable to noncontrolling interests	5,771	32,951
Preferred dividends	5,610	6,529

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$9,373	$106,768

Basic Earnings Per Common Share:
Net income attributable to common stockholders	$0.03	$0.45

Percentage Change	-93.3%
Diluted Earnings Per Common Share:
Net income attributable to common stockholders	$0.03	$0.45

Percentage Change	-93.3%

SIMON
Consolidated Balance Sheets
Unaudited
(In thousands, except as noted)

	March 31, 2010	December 31, 2009
ASSETS:
Investment properties, at cost	$25,111,988	$25,336,189
Less—accumulated depreciation	7,026,845	7,004,534

	18,085,143	18,331,655
Cash and cash equivalents	3,326,642	3,957,718
Tenant receivables and accrued revenue, net	355,469	402,729
Investment in unconsolidated entities, at equity	1,418,987	1,468,577
Deferred costs and other assets	1,159,035	1,155,587
Note receivable from related party	632,000	632,000

Total assets	$24,977,276	$25,948,266

LIABILITIES:
Mortgages and other indebtedness	$17,883,189	$18,630,302
Accounts payable, accrued expenses, intangibles, and deferred revenues	952,526	987,530
Cash distributions and losses in partnerships and joint ventures, at equity	469,453	457,754
Other liabilities and accrued dividends	182,488	159,345

Total liabilities	19,487,656	20,234,931

Commitments and contingencies
Limited partners' preferred interest in the Operating Partnership and noncontrolling redeemable interests in properties	123,859	125,815
Series I 6% convertible perpetual preferred stock, 19,000,000 shares authorized, 4,484,683 and 8,091,155 issued and outstanding, respectively, at liquidation value	224,234	404,558
EQUITY:
Stockholders' equity:
Capital stock (850,000,000 total shares authorized, $.0001 par value, 238,000,000 shares of excess common stock, 100,000,000 authorized shares of preferred stock):
Series J 8 3/8% cumulative redeemable preferred stock, 1,000,000 shares authorized, 796,948 issued and outstanding, with a liquidation value of $39,847	45,622	45,704
Common stock, $.0001 par value, 511,990,000 shares authorized, 293,080,911 and 289,866,711 issued and outstanding, respectively	29	29
Class B common stock, $.0001 par value, 10,000 shares authorized, 8,000 issued and outstanding	—	—
Capital in excess of par value	7,704,856	7,547,959
Accumulated deficit	(3,119,320)	(2,955,671)
Accumulated other comprehensive loss	(27,517)	(3,088)
Common stock held in treasury at cost, 4,013,037 and 4,126,440 shares, respectively	(167,250)	(176,796)

Total stockholders' equity	4,436,420	4,458,137
Noncontrolling interests	705,107	724,825

Total equity	5,141,527	5,182,962

Total liabilities and equity	$24,977,276	$25,948,266

SIMON
Joint Venture Statements of Operations
Unaudited
(In thousands)

	For the Three Months Ended March 31,
	2010	2009
Revenue:
Minimum rent	$493,814	$466,677
Overage rent	31,178	20,579
Tenant reimbursements	234,576	237,442
Other income	46,040	38,244

Total revenue	805,608	762,942
Operating Expenses:
Property operating	154,461	148,940
Depreciation and amortization	199,037	187,463
Real estate taxes	70,113	69,389
Repairs and maintenance	27,709	25,723
Advertising and promotion	16,610	14,295
Provision for credit losses	874	10,427
Other	45,089	36,315

Total operating expenses	513,893	492,552

Operating Income	291,715	270,390
Interest expense	(217,163)	(219,151)
Loss from unconsolidated entities	(439)	(768)

Net Income	$74,113	$50,471

Third-Party Investors' Share of Net Income	$45,036	$31,179

Our Share of Net Income	29,077	19,292
Amortization of Excess Investment	(11,495)	(13,747)

Income from Unconsolidated Entities, Net	$17,582	$5,545

SIMON
Joint Venture Balance Sheets
Unaudited
(In thousands)

	March 31, 2010	December 31, 2009
Assets:
Investment properties, at cost	$21,465,829	$21,555,729
Less—accumulated depreciation	4,696,319	4,580,679

	16,769,510	16,975,050
Cash and cash equivalents	709,288	771,045
Tenant receivables and accrued revenue, net	333,366	364,968
Investment in unconsolidated entities, at equity	225,025	235,173
Deferred costs and other assets	487,179	477,223

Total assets	$18,524,368	$18,823,459

Liabilities and Partners' Equity:
Mortgages and other indebtedness	$16,441,332	$16,549,276
Accounts payable, accrued expenses, intangibles and
deferred revenue	762,940	834,668
Other liabilities	924,990	920,596

Total liabilities	18,129,262	18,304,540
Preferred units	67,450	67,450
Partners' equity	327,656	451,469

Total liabilities and partners' equity	$18,524,368	$18,823,459

Our Share of:
Partners' equity	$313,906	$316,800
Add: Excess Investment(B)	635,628	694,023

Our net Investment in Joint Ventures	$949,534	$1,010,823

SIMON
Footnotes to Financial Statements
Unaudited

Notes:

(A)
In accordance with ASC 805, acquisition-related costs are required to be expensed as incurred for transactions entered into after January 1, 2009.

(B)
Excess investment represents the unamortized difference of the Company's investment over equity in the underlying net assets of the partnerships and joint ventures. The Company generally amortizes excess investment over the life of the related properties, typically no greater than 40 years, and the amortization is included in income from unconsolidated entities.

SIMON
Reconciliation of Consolidated Net Income to FFO(1)
Unaudited
(In thousands, except as noted)

	For the Three Months Ended March 31,
	2010	2009
Consolidated Net Income(2)(3)(4)(5)	$20,754	$146,248
Adjustments to Consolidated Net Income to Arrive at FFO:
Depreciation and amortization from consolidated properties	225,430	252,913
Simon's share of depreciation and amortization from unconsolidated entities	96,879	93,378
Gain on sale or disposal of assets	(6,042)	—
Net income attributable to noncontrolling interest holders in properties	(2,663)	(3,039)
Noncontrolling interests portion of depreciation and amortization	(1,972)	(1,962)
Preferred distributions and dividends	(6,828)	(10,706)

FFO of the Operating Partnership	325,558	476,832
Loss on Debt Extinguishment	165,625	—

FFO as adjusted of the Operating Partnership	$491,183	$476,832

Per Share Reconciliation:
Diluted net income attributable to common stockholders per share	$0.03	$0.45
Adjustments to arrive at FFO:
Depreciation and amortization from consolidated properties and Simon's share of depreciation and amortization from unconsolidated entities, net of noncontrolling interests portion of depreciation and amortization	0.94	1.18
Gain on sale or disposal of assets	(0.02)	—
Impact of additional dilutive securities for FFO per share	(0.01)	(0.02)

Diluted FFO per share	$0.94	$1.61
Loss on Debt Extinguishment	0.47	—

Diluted FFO as adjusted per share	$1.41	$1.61

Details for per share calculations:
FFO of the Operating Partnership	$325,558	$476,832
Adjustments for dilution calculation:
Impact of preferred stock and preferred unit conversions and option exercises(6)	5,514	6,878

Diluted FFO of the Operating Partnership	331,072	483,710
Diluted FFO allocable to unitholders	(54,327)	(91,561)

Diluted FFO allocable to common stockholders	$276,745	$392,149

Basic weighted average shares outstanding	286,125	235,909
Adjustments for dilution calculation:
Effect of stock options	314	220
Impact of Series C preferred unit conversion	—	71
Impact of Series I preferred unit conversion	861	1,223
Impact of Series I preferred stock conversion	6,617	6,119

Diluted weighted average shares outstanding	293,917	243,542
Weighted average limited partnership units outstanding	57,698	56,863

Diluted weighted average shares and units outstanding	351,615	300,405

Basic FFO per share	$0.95	$1.63
Percent Change	-41.7%
Diluted FFO per share	$0.94	$1.61
Percent Change	-41.6%
Diluted FFO as adjusted per share	$1.41	$1.61
Percent Change	-12.4%

SIMON
Footnotes to Reconciliation of Consolidated Net Income to FFO
Unaudited

Notes:

(1)
The Company considers FFO a key measure of its operating performance that is not specifically defined by GAAP and believes that FFO is helpful to investors because it is a widely recognized measure of the performance of REITs and provides a relevant basis for comparison among REITs. The Company also uses this measure internally to measure the operating performance of the portfolio. The Company's computation of FFO may not be comparable to FFO reported by other REITs.

  The Company determines FFO based upon the definition set forth by the National Association of Real Estate Investment Trusts ("NAREIT"). The Company determines FFO to be our share of consolidated net income computed in accordance with GAAP, excluding real estate related depreciation and amortization, excluding gains and losses from extraordinary items, excluding gains and losses from the sales of previously depreciated operating properties, plus the allocable portion of FFO of unconsolidated joint ventures based upon economic ownership interest, and all determined on a consistent basis in accordance with GAAP.

  The Company has adopted NAREIT's clarification of the definition of FFO that requires it to include the effects of nonrecurring items not classified as extraordinary, cumulative effect of accounting changes, or a gain or loss resulting from the sale of previously depreciated operating properties. We include in FFO gains and losses realized from the sale of land, outlot buildings, marketable and non-marketable securities, and investment holdings of non-retail real estate. However, you should understand that FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income determined in accordance with GAAP as a measure of operating performance, and is not an alternative to cash flows as a measure of liquidity.

(2)
Includes the Company's share of gains on land sales of $1.7 million and $0.2 million for the three months ended March 31, 2010 and 2009, respectively.

(3)
Includes the Company's share of straight-line adjustments to minimum rent of $4.5 million and $10.5 million for the three months ended March 31, 2010 and 2009, respectively.

(4)
Includes the Company's share of the amortization of fair market value of leases from acquisitions of $4.9 million and $6.9 million for the three months ended March 31, 2010 and 2009, respectively.

(5)
Includes the Company's share of debt premium amortization of $3.7 million and $3.8 million for the three months ended March 31, 2010 and 2009, respectively.

(6)
Includes dividends and distributions of Series I preferred stock and Series C and Series I preferred units. Series C preferred units were redeemed in August of 2009 and Series I preferred stock and units were redeemed on April 16, 2010.

QuickLinks

  Exhibit 99.2
SIMON PROPERTY GROUP REPORTS FIRST QUARTER RESULTS AND ANNOUNCES QUARTERLY DIVIDEND